UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT to SECTION 13 or 15(d) of the

SECURITIES EXCHANGE ACT of 1934

Date of Report (Date of earliest event reported): April 5, 2012

Applied Micro Circuits Corporation

(Exact name of registrant as specified in its charter)

000-23193

(Commission File Number)

Delaware	94-2586591
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive

Sunnyvale, California 94089

(Address of principal executive offices, with zip code)

(408) 542-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2012, Applied Micro Circuits Corporation (the “Company”) amended certain agreements with Veloce Technologies, Inc. (“Veloce”), previously entered into in May 2009 and amended in November 2010, and described in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 (the “Quarterly Report”). As described in the Quarterly Report, Veloce currently performs product development work for the Company on an exclusive basis, which development work is funded by the Company. In addition, as described in the Quarterly Report, under a merger agreement, which was originally entered into in May 2009 and amended in November 2010, the Company agreed to acquire Veloce if certain development deliverables, performance milestones and delivery schedules set forth under the merger and other agreements are achieved. The Company has the option to pay for the purchase consideration in either cash or equity, at its discretion.

The amendments entered into on April 5, 2012, include a merger agreement amendment between the Company, Veloce and certain other parties, which has been approved by the Company’ Board of Directors and Veloce’s Board of Directors. Under the merger agreement amendment, the development milestone which triggers the Company’s obligation to acquire Veloce was changed and is now expected to be achieved by Veloce in or about May or June 2012. In addition, under the merger agreement amendment, the Company agreed with Veloce that, if the acquisition of Veloce is consummated, the Company would pay a minimum of approximately $60.4 million in consideration in the acquisition of Veloce. Assuming that the acquisition of Veloce occurs in May or June 2012, approximately $25 million to $30 million of the $60.4 million will be payable upon the closing of the acquisition, and the remaining portion of the $60.4 million will be payable upon the completion of certain post-closing development milestones and the continued vesting of time-based options and other equity awards. The Company expects to pay the $60.4 million in a combination of stock and cash, such mix to be determined at closing at the discretion of the Company.

Should certain additional development milestones relating to the products Veloce is currently developing be achieved by the Company following the closing of the acquisition but prior to certain deadlines specified therefor, additional consideration will be paid that the Company currently expects to range from approximately $40 million to approximately $75 million (but which could range from a minimum of $0 to a maximum of $75 million, based on the application of new consideration formulas included in the amendment and the Company’s current expectations relating to the achievement of such development milestones. Such additional aggregate amount, if due under the merger agreement amendment, is expected to be paid in portions at various times during the two years following the closing of the acquisition, as the applicable development milestones are achieved, subject to the satisfaction of any vesting restrictions applicable to each recipient’s restricted stock of Veloce and/or units under Veloce’s employee bonus plan, if any. As before, the final amount of such additional consideration will be based upon multiple performance, delivery and other timing criteria relating to the products under development and cannot be determined without reference to a number of future events and contingencies which are not currently known. In all cases under the merger agreement, the Company has the option of paying any consideration in the form of cash or shares of its common stock, at its sole election.

Under the merger agreement amendment, the Company and Veloce agreed to have the Company, subject to the terms and conditions of the merger agreements, offset claims for indemnifiable losses against the amount of any unpaid consideration as of the time such claim is made. This eliminates the need for an escrow as previously defined in the agreement.

The merger agreement, as amended, contains customary representations, warranties and covenants and may be terminated upon mutual agreement of the parties or unilaterally by the Company or Veloce if the other party fails to meet certain conditions and comply with certain obligations set forth in the agreement.

In connection with the merger agreement amendment entered into on April 5, 2012, the Company and Veloce have also modified the warrant to purchase shares of the Company’s common stock, previously granted to Veloce in May 2009 and amended in November 2010, by accelerating the vesting schedule thereunder, and certain other ancillary agreements relating to the merger and the Company’s relationship with Veloce.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements made with respect to the

Company’s obligation, or unilateral option, to acquire Veloce, the estimated purchase price of any such acquisition, and the expected dates of achievement of certain development milestones, which may or may not occur as expected (or at all). There can be no assurance that any development milestones will be achieved, whether before or after the acquisition, and there can be no assurance that the acquisition of Veloce will occur at all. Statements included in this Current Report on Form 8-K are based upon information known to the Company as of the date of this Current Report on Form 8-K. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company does not undertake any obligation to publicly revise or update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: April 10, 2012	By:	/S/ L. WILLIAM CARACCIO
L. William Caraccio
Vice President and General Counsel